EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter GAAP Net Income of $0.68 Per Share, 28 Percent Above Last Year
•	Comparable-Store Sales Increased 7.9 Percent in Fourth Quarter
•	Annual Sales and Profit Highest Ever As Athletic Company
•	Return on Invested Capital Reaches 14.2 Percent in 2012

NEW YORK, NY, March 8, 2013 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year. The Company’s fiscal year ended on February 2, 2013, reflecting a 14-week fourth quarter and 53-week year, compared to the 13-week and 52-week periods in fiscal 2011. The additional week is not included in comparable store sales results for the quarter or the year.

Fourth Quarter Results

The Company reported net income of $104 million, or $0.68 per share, for the 14 weeks ended February 2, 2013. These results included an after-tax charge of $7 million, or $0.05 per share, for the impairment of certain tangible and intangible assets related to the Company’s CCS division. In the 13-week period a year ago, the Company reported net income of $81 million, or $0.53 per share, which included an after-tax charge of $3 million, or $0.02 per share, for the impairment of certain intangible assets.

Excluding the charges in both years, fourth quarter non-GAAP net income was $111 million, or $0.73 per share, in 2012, versus $84 million, or $0.55 per share, in 2011. The extra week in this year’s fourth quarter results contributed $14 million to net income, or $0.09 per share. Excluding this benefit, non-GAAP net income was $0.64 per share.

With the benefit of the extra week, total fourth quarter sales increased 14.0 percent, to $1,713 million this year, compared with sales of $1,502 million for the corresponding prior-year period. Fourth quarter comparable-store sales increased 7.9 percent. Foreign exchange rate fluctuations were not a material factor in the quarter.

Fiscal Year Results

For fiscal year 2012, which included 53 weeks, the Company reported net income of $397 million, or $2.58 per share. These results included the fourth quarter after-tax charge of $7 million mentioned above. In the 52 weeks last year, the Company reported net income of $278 million, or $1.80 per share, including the net charge of $3 million after-tax.

Excluding the impairment charges in both years, one-time tax benefits totaling $0.07 per share in 2012, and the benefit from the 53rd week, full-year non-GAAP net income was $380 million in 2012, or $2.47 per share, an increase of 36 percent over the $1.82 per share recorded in 2011.

Total sales increased 9.9 percent in 2012 to $6,182 million, compared with sales of $5,623 million last year. Excluding the effect of foreign currency fluctuations, total sales for the full year increased 11.4 percent. Comparable-store sales increased 9.4 percent in 2012.

-- MORE --

Foot Locker, Inc. 112 West 34th Street New York NY 10120

“With the momentum we built from executing our strategic initiatives, the team at Foot Locker, Inc. was able to drive our sales and profits substantially higher than last year’s record results,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “We believe that we can continue to build on this momentum and deliver a double digit percentage earnings per share gain for full-year 2013, compared to our 2012 non-GAAP results of $2.47 per share.”

“Our team is focused on consistently improving our financial and operational performance,” added Lauren B. Peters, Executive Vice President and Chief Financial Officer. “Our success in 2012 can be seen in such productivity measures as the 14.2 percent return on invested capital and the $443 in sales per gross square foot that we achieved.”

Financial Position

The Company’s merchandise inventory at February 2, 2013 was $1,167 million, which was $98 million, or 9.2 percent, higher than at the end of last year. The increase was primarily attributable to the 53rd week, during which the Company brought in additional inventory to position itself for February sales. On a comparable week basis, inventory was approximately flat.

At year-end 2012, the Company’s cash and short-term investments totaled $928 million, while the debt on its balance sheet was $133 million. The Company’s total cash position, net of debt, was $79 million higher than at the same time last year.

During the fourth quarter of 2012, the Company repurchased approximately 1 million shares of its common stock for $35 million. For the full year, the Company repurchased 4 million shares for approximately $129 million.

As announced in February, the Company’s financial position has enabled it to undertake three key capital allocation initiatives in 2013: an 11 percent increase in its quarterly dividend to 20 cents per share; a new $600 million share repurchase program, replacing its previous $400 million program; and an increase in capital expenditures to $220 million, from the $163 million spent in 2012.

Store Base Update

The Company opened 85 new stores, remodeled or relocated 198 stores, and closed 119 stores during fiscal 2012. At February 2, 2013, the Company operated 3,335 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 42 franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (EST) today to discuss these results and provide its current outlook for 2013, comment on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, March 22, 2013.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures and ratios that are identified as non-GAAP. The Company believes that these non-GAAP measures and ratios are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are useful in assessing the Company’s progress in achieving its long-term financial objectives. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures and ratios. A reconciliation of the non-GAAP measures and ratios to the comparable GAAP measures can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission with this release.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

-- MORE --

FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 2, 2013 and January 28, 2012

(In millions, except per share amounts)

	Fourth Quarter		Full Year
	2012(1)	2011	2012(1)	2011
Sales	$1,713	$1,502	$6,182	$5,623

Cost of sales	1,149	1,022	4,148	3,827
SG&A	363	325	1,294	1,244
Depreciation & amortization	30	28	118	110
Impairment charges(2)	12	5	12	5
Interest expense, net	2	2	5	6
Other income	(1)	(3)	(2)	(4)
	1,555	1,379	5,575	5,188

Income before taxes	$158	$123	$607	$435
Income tax expense	54	42	210	157
Net income	$104	$81	$397	$278

Diluted EPS	$0.68	$0.53	$2.58	$1.80

Weighted-average diluted shares outstanding	153.2	153.1	154.0	154.4

Reconciliation of GAAP	Fourth Quarter				Full Year
to Non-GAAP results	2012		2011		2012		2011
	After tax	EPS	After tax	EPS	After tax	EPS	After tax	EPS
GAAP results	$ 104	$ 0.68	$ 81	$ 0.53	$ 397	$ 2.58	$ 278	$ 1.80

Add back:
Impairment charges(2)	7	0.05	3	0.02	7	0.05	3	0.02

Deduct:
53rd week(1)	14	0.09	-	-	14	0.09	-	-
Tax rate change and audit settlement(3)	-	-	-	-	10	0.07	-	-
Non-GAAP results	$ 97	$ 0.64	$ 84	$ 0.55	$ 380	$ 2.47	$ 281	$ 1.82

Footnote to explain adjustments

(1) 2012 represents the 14 and 53 weeks ended February 2, 2013

(2) Impairment of CCS trade names and fixed assets

(3) Tax rate change and settlement of a foreign tax audit resulting in a reduction of tax reserves

-- MORE --

FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 2, 2013	January 28, 2012
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$928	$851
Merchandise inventories	1,167	1,069
Other current assets	268	159
	2,363	2,079

Property and equipment, net	490	427
Deferred tax assets	257	284
Other assets	257	260
	$3,367	$3,050

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$298	$240
Accrued and other liabilities	338	308
	636	548

Long-term debt and obligations under capital leases	133	135
Other liabilities	221	257
SHAREHOLDERS’ EQUITY	2,377	2,110
	$3,367	$3,050

-- MORE --

FOOT LOCKER, INC.

Store and Estimated Square Footage

(unaudited)

(Square footage in thousands)

	February 2, 2013	January 28, 2012	January 29, 2011
Foot Locker U.S.
Number of stores	1,072	1,118	1,144
Gross square footage	4,311	4,499	4,600
Selling square footage	2,515	2,656	2,726

Footaction
Number of stores	283	292	307
Gross square footage	1,299	1,351	1,413
Selling square footage	817	846	888

Lady Foot Locker
Number of stores	303	331	378
Gross square footage	685	737	838
Selling square footage	398	426	482

Kids Foot Locker
Number of stores	297	289	294
Gross square footage	714	692	706
Selling square footage	415	403	411

Champs Sports
Number of stores	539	534	540
Gross square footage	2,861	2,845	2,880
Selling square footage	1,876	1,868	1,910

CCS
Number of stores	22	22	12
Gross square footage	51	51	31
Selling square footage	34	34	20

Foot Locker International
Number of stores	819	783	751
Gross square footage	2,395	2,276	2,167
Selling square footage	1,206	1,148	1,101

Total Stores Operated
Number of stores	3,335	3,369	3,426
Gross square footage	12,316	12,451	12,635
Selling square footage	7,261	7,381	7,538

Total Franchised Stores
Number of stores	42	34	26
Gross square footage	96	84	84
Selling square footage	65	57	55

-XXX-